EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Financial Engines, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-166790) on Form S-8 of Financial Engines, Inc. of our report dated March 21, 2011, with respect to the consolidated balance sheets of Financial Engines, Inc. and subsidiaries as of December 31, 2009 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2010, which report appears in this December 31, 2010 annual report on Form 10-K of Financial Engines, Inc.
(signed) KPMG LLP
Mountain View, California
March 21, 2011